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                                                                      EXHIBIT 18

January 26, 2004

Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098

Dear Sirs/Madams:

We have audited the consolidated financial statements of Delphi Corporation as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated January 26, 2004, which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in method of determining the cost of certain inventories from the last-in, first-out method to the first-in, first-out method. Note 1 to such financial statements contains a description of your adoption during the year ended December 31, 2003 of the change in method of determining the cost of certain inventories from the last-in, first-out method to the first-in, first-out method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,


/s/ Deloitte & Touche LLP

Detroit, Michigan